Exhibit 99.1

NovaCopper Provides Project Update and Year End Financial Results

TSX, NYSE-MKT
Symbol: NCQ

VANCOUVER, Feb. 6, 2015 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or "the Company") provides an update on its projects and announces its financial results for the year and fourth quarter ended November 30, 2014.  Details of the Company's financial results are contained in the audited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Project Update

In 2014, NovaCopper:

-	Completed a 37-hole re-logging program on the Bornite property;

-	Supported the Alaska Industrial Development Export Authority ("AIDEA") in advancing activities towards preparation of the environmental impact statement for the Ambler mining distrct access road;

-	Carried out a broad range of local community-related programs; and

-	Spent $2.5 million on the UKMP Projects for cumulative project expenditures of $53.8 million.

In 2014, the Company continued work on Bornite which is part of the Company's Upper Kobuk Mineral Projects ("UKMP Projects") located in the Ambler mining district in Northwest Alaska.  The Company completed a re-logging program of approximately 13,000 meters (42,650 feet) in 37 historical drill holes from Bornite drilled by Kennecott Copper Company. Targeted historical holes were located within the near-surface Ruby Creek zone of the Bornite deposit. Of the 37 holes sampled, 5 holes had intervals of copper grading more than 0.5% copper, and 21 holes contained mineralization grading more the 0.2% copper demonstrating continued success from a similar effort in 2013.  The 2013 program of re-sampling and re-assaying targeted 33 drill holes comprising 11,067 meters of core originally drilled and only selectively sampled by Kennecott between 1957 and 1975.  The 2013 re-assay program resulted in a significant increase in the amount of copper-bearing mineralization at Bornite.

While we carried out limited but cost-effective work on the Bornite deposit in 2014, during the next two to three years, we plan to advance the Arctic deposit, an important high-grade polymetallic project to feasibility with a total investment of approximately $20 million.  Subject to obtaining financing, we plan to invest approximately $8 to $10 million during the 2015 field season mainly for drilling the Arctic in-pit resource from inferred to measured and indicated confidence levels to support the classification of resources and collect Arctic in-pit geotechnical and metallurgical data.  Funds will also be utilized for environmental and engineering studies to gather information in preparation for a feasibility study.  We also intend to complete sufficient work to assess the viability of a mining operation at Bornite, specifically with evaluating potential synergies between the two sites and potentially lengthening the mine life of the UKMP Projects and the Ambler mining district.

In fiscal 2014, the Company expended $2.5 million on the UKMP Projects consisting of $1.2 million in wages and benefits, $0.4 million in project support expenses, $0.4 million in land maintenance and permit expenses, and $0.2 million in geochemical analytical expenses.  Cumulative spending on the UKMP Projects since 2004 totals $53.8 million.

The 2014 field season was conducted without any lost time incidents marking the second consecutive year the project has gone injury free.  Environmental baseline data collection continued in 2014 and annual maintenance of the stream gauges and the meteorological station on the property were performed. Water quality sampling continued marking 7 years of continuous environmental baseline data collection. No spills were reported during the 2014 field season while 7,500 gallons of fuel were handled. No wildlife was encountered during the short field presence and the camp was closed well before the seasonal caribou migration.

The Company has always focused on local hiring and works closely with NANA Regional Corporation, Inc. ("NANA") on workforce development.  NANA is one of 13 Regional Alaska Native Corporations created pursuant to the Alaska Native Claims Settlement Act ("ANCSA") and is owned by more than 13,600 Iñupiat shareholders.  The NANA region is 38,000 square miles, most of which is above the Arctic Circle, and encompasses 11 communities.  NovaCopper hired 22 seasonal employees during 2014 of which 12 (55%) were NANA shareholders.   This proportion of NANA shareholder employment in 2014 is consistent with previous years hiring statistics of greater than 50% shareholder hire.  All NANA shareholders employed were Upper Kobuk residents from the villages of Ambler, Shungnak and Kobuk.  93% of the total workforce was returning employees from 2013 and 88% of NANA shareholders were returning from 2013.  Between 2011 and 2014 wages paid to 150 NANA shareholders totaled $1.4 million for employment in 225 positions.

The Company also continued community efforts in the Northwest Arctic Borough.  We held 37 meetings in the NANA region during 2014 bringing the cumulative in-region meetings to approximately 140.  The Company held community open houses, provided mining education to schools and participated in village council meetings.  NovaCopper also initiated a prom dress drive in 2014 collecting donations of over 100 dresses and 50 men's suits/ties from business associates in Vancouver, Canada and Fairbanks and Barrow, Alaska. The Company organized transportation to village schools via Alaska Airlines and Ravn Alaska and, both airlines generously donated their resources for the benefit of the youth in Northwest Alaska.

Workforce development efforts also continued with NovaCopper-NANA's Kuuvangmiut Scholarship awards made to 17 NANA shareholders in 2014.  The Workforce Development Committee comprised of members from both NovaCopper and NANA received and considered 82 applications for college and vocational education.

Other Activities

On March 18, 2014, we announced the release of an updated NI 43-101 resource estimate for the Bornite deposit and on April 1, 2014, we filed a NI 43-101 technical report titled "NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA" dated effective March 18, 2014. This updated Bornite Project resource estimation included the results of drilling completed and the re-logging and re-assaying program undertaken during the 2013 field season. At a base case 0.50% copper cutoff grade, the Bornite Project is estimated to contain in-pit indicated resources of 14.1 million tonnes at an average grade of 1.08% copper or 334 million lbs of contained copper and in-pit inferred resources of 109.6 million tonnes at an average grade of 0.94% copper or 2.3 billion lbs of contained copper. Resources are stated as contained within a pit shell developed using a metal price of $3.00/lb copper, mining costs of $2.00/tonne, milling costs of $11/tonne, general and administrative cost of $5.00/tonne, 87% metallurgical recoveries and an average pit slope of 43 degrees. In addition to the in-pit resources, at a base case 1.50% copper cutoff grade, the Bornite Project contains below-pit inferred resources of 55.6 million tonnes at an average grade of 2.81% copper or 3.4 billion lbs of contained copper that may be amenable to underground extraction methods. Resources are stated as potentially being economically viable in an underground mining scenario based on a projected metal price of $3.00 per pound copper, underground mining costs of $50.00 per tonne, milling costs of $11.00 per tonne, general and administrative of $5.00 per tonne, and an average metallurgical recovery of 87%. See "Cautionary Note to United States Investors."

During 2014, we focused efforts on supporting AIDEA with their activities towards advancing the Ambler Mining District Industrial Access Road ("AMDIAR") which is anticipated to provide access to UKMP Projects. AIDEA continued to collect community input at meetings held through the winter of 2013/2014 in various local villages. In late April 2014, AIDEA's board of directors approved a resolution authorizing AIDEA to proceed with an application for the Ambler road to the federal agencies that have jurisdiction over the AMDIAR project and to engage a firm to prepare the environmental impact statement for the project under the direction of the federal agencies. Environmental baseline studies were conducted by Dowl during the summer field season in preparation for the submission of the environmental impact statement. The United States Army Corps of Engineers ("USACE") has selected HDR, Inc. as the third party environmental engineer to manage the environmental impact statement process on behalf of the USACE.

The permitting document is substantially complete. In light of the recent drop in oil prices, the Government of Alaska is reviewing all capital projects. We expect the permitting process will continue.

On July 7, 2014, we completed a non-brokered private placement with our three largest shareholders for $7.5 million in Units.  Each Unit was priced at $1.15 per Unit and consisted of one common share and one common share purchase warrant.  Each common share purchase warrant entitles the holder to purchase one common share at a price of $1.60 per share for a period of five years from the closing date.  Net proceeds from the private placement were approximately $7.2 million. The gross proceeds raised were allocated for the 12 months following closing to fund $2.7 million on program expenditures, $4.0 million on general and administrative expenses including costs associated with the offering, and $0.8 million on one-time expenses incurred in reducing annual general and administrative expenses. We are currently on track to meet our budgeted expenditures.

Annual Financial Results

The following selected annual information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts
Selected financial results	Year ended November 30, 2014 $	Year ended November 30, 2013 $	Year ended November 30, 2012 $
Amortization	750	1,033	769
General and administrative	1,484	1,915	2,276
Mineral properties expense	2,512	8,894	15,327
Professional fees	952	947	646
Salaries	3,012	3,173	2,410
Salaries – stock-based compensation	887	8,225	9,411
Loss and comprehensive loss for the year	9,648	24,394	31,018
Basic and diluted loss per common share	$0.17	$0.47	$0.67

For the year ended November 30, 2014, we reported a net loss of $9.6 million (or $0.17 basic and diluted loss per common share) compared to a net loss of $24.4 million for the corresponding period in 2013 (or $0.47 basic and diluted loss per common share) and a net loss of $31.0 million for the corresponding period in 2012 (or $0.67 basic and diluted loss per common share). This variance was primarily due to a decrease in mineral property expenses, stock-based compensation, and general and administration expenses for 2014 and 2013. This variance was primarily due to the type of exploration program undertaken during the 2014 field season. The significant reduction in mineral property expenses is related to the differing magnitude of the field programs at our UKMP Projects in 2014, 2013 and 2012. In 2014, we completed a re-sampling and re-assaying program of approximately 13,000 meters of historical drill core. In 2013, we completed an exploration drilling campaign at Bornite of 8,142 meters and a re-sampling and re-assaying program comprising 11,067 meters of historical drill core, and in 2012, we completed an exploration drilling program mainly at Bornite of 17,209 meters. Mineral property expenses consist of direct drilling, personnel, community, resource reporting and other exploration expenses, as well as indirect project support expenses such as fixed wing charters, helicopter support, fuel, and other camp operation costs.

The other significant reduction in expenses is from a charge of $0.9 million in stock-based compensation in 2014 compared to $8.2 million in 2013, and $9.4 million in 2012. The expense recognized for current year included $0.5 million in expense relating to stock options and $0.4 million in expense relating to previously granted restricted share units ("RSUs") and deferred share units ("DSUs"). The expense recognized for 2013 of $8.2 million included $4.8 million in expense relating to previously granted stock options and $3.4 million in expense relating to the RSU and DSU grants in December 2012. On November 22, 2013, we cancelled 5,710,000 stock options at an exercise price of CAD$3.11 which were originally granted in 2012. Remaining expense relating to unvested options at the time of cancellation of $0.8 million was accelerated and recognized in the year. In 2012, we became a publicly listed entity, and as a result, recorded stock-based compensation expense for the first time. Total expense recognized for the year ended November 30, 2012 was $9.4 million.

General and administrative expenses for the year ended November 30, 2014 were $1.5 million, a reduction of $0.5 million from the $1.9 million incurred for the year ended November 30, 2013, and a further reduction of $0.4 million from the $2.3 million incurred for the year ended November 30, 2012. Expenses in 2012 were high due to the spin-out and costs incurred in connection with becoming a separate public company. Expenses in 2013 and 2014 represent a reduction in general and administrative expenses due to our efforts with cost reductions.  The comparable basic and diluted loss per common share for 2014 is lower than 2013 and 2012 mainly as a result of the decreased loss and comprehensive loss for the year, as well as additional shares issued during 2014 as a result of the private placement completed in July 2014.

Other important variances for the twelve-month period ended November 30, 2014 compared to the same period in 2013 and 2012 are as follows: (a) $0.8 million in amortization compared to $1.0 million in 2013 and $0.8 million in 2012 due to timing of capital purchases in the prior fiscal year; (b) $0.9 million in professional fees in 2014 and 2013 compared to $0.7 million in 2012 primarily as additional expenses were incurred in financing and prospectus-related filings in Canada and the United States in 2014 and 2013 respectively; (c) $3.0 million on salaries in 2014, $3.2 million on salaries in 2013, and a similar amount of $2.4 million incurred in 2012, which reflects comparable staff costs overall on an annualized basis because we did not have full time staff until May 2012. In 2014, we incurred $1.5 million in severance expenses in August and September 2014 due to a one-time reduction in staff which was offset by a recovery of $0.3 million due to a reversal of accrued bonuses to employees no longer eligible to receive payment. In addition, as a result of the reductions, salaries of $0.4 million for the fourth quarter of 2014 were lower than the previous quarters of 2014.

Fourth Quarter Results

During the fourth quarter of 2014, we incurred a net loss of $2.0 million compared to $4.9 million for the comparable period in 2013. The decrease in net loss in 2014 compared to 2013 was a result of reduced activities in the fall of 2014 due to a re-logging and re-assaying program conducted in the 2014 field season compared with a drilling program in 2013 which ended in mid-August. We incurred $0.6 million of mineral property expenses in the fourth quarter of 2014 compared to $1.0 million in the fourth quarter of 2013. The decrease in net loss was also due to reduced salary and general and administrative expenses in the fourth quarter of 2014 as we reduced staffing in August 2014 by approximately half. We incurred salary expenses of $0.4 million in the fourth quarter of 2014 compared to $1.4 million in the fourth quarter of 2013. The fourth quarter of 2013 included a recording of $0.8 million in 2013 bonuses for which there is no comparable expense in 2014. General and administrative expenses were reduced from $0.5 million in the fourth quarter of 2013 to $0.3 million in the fourth quarter of 2014. The other item which reflects the decrease in net loss resulted from stock-based compensation of $1.4 million in the fourth quarter of 2013 compared to $0.6 million in 2014 resulting from the cancellation of options and acceleration of expense in late 2013 and the timing of expense due to vesting of stock options and units.

Liquidity and Capital Resources

We expended $8.6 million on operating activities compared with $15.2 million for operating activities for the same period in 2013, and expenditures of $19.9 million for operating activities for the same period in 2012. A majority of cash spent on operating activities during all periods was expended on mineral property expenses, salaries and general and administrative expenses, which also accounts for the corresponding decrease. This difference relates mainly to earlier settlement of payables for mineral property expenses in the year and reduced spending in 2013 and 2014 compared to 2012.

During the year ended November 30, 2014, we generated $7.2 million from financing activities compared to expenditures of $0.3 million on financing activities in the year ended November 30, 2013 and $43.8 million from financing activities generated in the same period in 2012. The generation of cash in 2014 was raised from the completion of a private placement of $7.2 million in July 2014.

At November 30, 2014, we had $5.1 million in cash and cash equivalents and working capital of $4.8 million. We will need to raise additional funds to continue operations and to support further exploration and development of our projects and administration expenses.  Based on the plan described above but not committed, we are likely to require financing within the next twelve months. Future financings are anticipated through equity financing, debt financing, convertible debt, or other means. There is no assurance that we will be successful in obtaining additional financing, that sufficient funds will be available to us, or be available on favourable terms.

Qualified Persons

Erin Workman, P.Geo., Director of Technical Services for NovaCopper Inc., is a Qualified Person as defined by NI 43-101. Ms. Workman has reviewed the technical information in this news release and approves the disclosure contained herein.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska.  It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, planned expenditures and the anticipated activity at the UKMP Projects, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration plans and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in NovaCopper's Annual Report on Form 10-K for the year ended November 30, 2014 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

The Arctic Preliminary Economic Assessment and the Bornite Technical Report have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC"), and resource and reserve information contained therein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth in this press release or the Bornite Technical Report may not be comparable with information made public by companies that report in accordance with U.S. standards.

SOURCE NovaCopper Inc.

%CIK: 0001543418

For further information: NovaCopper Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer, rickvann@novacopper.com; Elaine Sanders, Chief Financial Officer, elaine.sanders@novacopper.com; 604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

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